Exhibit 31

KeyCorp Student Loan Trust 2000-A
Certification of the Registrant

I, Daniel G. Smith, hereby certify that I am a Senior Vice President of KeyBank National Association, successor in interest to Key Bank USA, National Association, the Master Servicer and Administrator of KeyCorp Student Loan Trust 2000-A and as such, I certify that:

1.	I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of KeyCorp Student Loan Trust 2000-A (the “Trust”);

2.	Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, the distribution or servicing information required to be provided to the Eligible Lender Trustee and the Indenture Trustee by the Administrator under the related Sale and Servicing Agreement, or similar agreement, for inclusion in these reports is included in these reports;

4.	I am responsible for reviewing the activities performed by the Master Servicer under the related Sale and Servicing Agreement, or similar agreement, and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the Master Servicer has fulfilled its obligations under that agreement; and

5.	The reports disclose all significant deficiencies relating to the Master Servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the related Sale and Servicing Agreement, or similar agreement, that is included in these reports.

In giving the certification above, I have reasonably relied on information provided to me by the following unaffiliated parties: Pennsylvania Higher Education Assistance Agency, as Subservicer, Great Lakes Educational Loan Services, Inc., as Subservicer, JPMorgan Chase Bank, N.A., successor in interest to Bank One National Association, as Eligible Lender Trustee, and Deutsche Bank Trust Company Americas, successor in interest to Bankers Trust, as Indenture Trustee.

Date: March 23, 2005	/S/ DANIEL G. SMITH

Daniel G. Smith Senior Vice President
KeyBank National Association